NEWS RELEASE

Contact:  Beverly L. Couturier
(508) 337-5111

HELIX REPORTS SECOND QUARTER RESULTS

MANSFIELD, MASSACHUSETTS, July 22, 2004... Helix Technology Corporation (Nasdaq: HELX) today announced results for the second quarter ended July 2, 2004. Net income for the quarter was $6.3 million, or $0.24 per diluted share, compared with a net loss of $1.4 million, or $(0.05) per diluted share, for the second quarter of 2003. Sales for the second quarter of 2004 were $44.0 million, compared with $24.6 million a year ago.

Net income for the six months ended July 2, 2004, was $11.0 million or $0.42 per diluted share, compared with a net loss of $2.8 million, or $(0.11) per diluted share, for 2003. Sales for the six-month period were $84.4 million in 2004, versus $48.2 million in 2003.

Commenting on the second quarter, Helix President and Chief Executive Officer, Robert J. Lepofsky, said, "Our very strong operating results in the second quarter are reflective of the continued improving trends and underlying strength in the current global semiconductor capital equipment industry. High factory utilization rates and the implementation of strategic investment plans on the part of our customers have created very favorable market conditions. Our own business performed very well in the quarter. On a 9 percent increase in sequential quarterly sales we delivered a 36 percent increase in net income, again demonstrating the leverage inherent in our business model. New order bookings have remained strong and we continue to see excellent customer response to our newer product and support service offerings."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others; market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

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HELIX REPORTS SECOND QUARTER RESULTS
CONSOLIDATED STATEMENT OF OPERATIONS

	Second Quarter		Six Months
	(unaudited)		(unaudited)
(in thousands except per share amounts)	2004	2003	2004	2003

Net sales	$44,024	$24,555	$84,400	$48,178
Costs and expenses:
Cost of sales	25,966	17,027	50,542	32,833
Research and development	2,526	2,547	5,112	5,230
Selling, general, and administrative	8,875	7,597	17,201	15,365

	37,367	27,171	72,855	53,428
Operating income (loss)	6,657	(2,616)	11,545	(5,250)
Joint venture income	860	309	1,455	599
Interest and other income	221	214	436	467

Income (loss) before taxes	7,738	(2,093)	13,436	(4,184)
Income tax provision (benefit)	1,392	(680)	2,418	(1,359)

Net income (loss)	$6,346	$(1,413)	$11,018	$(2,825)

Net income (loss) per common share:
Basic	$0.24	$(0.05)	$0.42	$(0.11)

Diluted	$0.24	$(0.05)	$0.42	$(0.11)

Number of shares used in per share calculation:
Basic	26,111	26,099	26,107	26,099
Diluted	26,199	26,099	26,223	26,099

SUMMARY BALANCE SHEETS

	(unaudited)	(audited)
(in thousands)	07/02/04	12/31/03

Assets
Cash, cash equivalents, and investments	$72,150	$67,387
Accounts receivable	26,958	21,033
Inventories	21,470	22,032
Other current assets	2,422	1,934
Fixed and other assets	33,955	33,604

Total Assets	$156,955	$145,990

Liabilities and Stockholders' Equity
Total liabilities	$27,904	$27,184
Stockholders' equity	129,051	118,806

Total Liabilities and Stockholders' Equity	$156,955	$145,990

The Company's quarterly report on Form 10-Q
is available to any stockholder upon request.